Exhibit 1.1

The undersigned:

Professor Martin van Olffen, civil law notary in Amsterdam, declares with respect to the articles of association (the "Articles of Association") of the public limited liability company: QIAGEN N.V., with corporate seat in Venlo, the Netherlands (the "Company") as follows:

(i)    the Articles of Association correspond with the document in the Dutch language which is attached to this declaration;

(ii)    the document in the English language attached to this declaration is an unofficial translation of the Articles of Association; if differences occur in the translation, the Dutch text will govern by law; and

(iii)    the Articles of Association were most recently amended by deed (the "Deed") executed on 17 January 2020 before Professor M. van Olffen, civil law notary in Amsterdam.

When issuing the statements included above under (i) and (iii) I, Professor M. van Olffen, civil law notary, based any observations entirely on the information stated in the extract from the Trade Register of the registration of the Company and on an official copy of the Deed.

Signed in Amsterdam on 17 January 2020.

UNOFFICIAL TRANSLATION OF
THE ARTICLES OF ASSOCIATION
of:
QIAGEN N.V.
with corporate seat in Venlo
dated 17 January 2020

Name, Seat.
Article 1.

1.1.	The name of the company is: QIAGEN N.V.

1.2.	The company is established at Venlo, the Netherlands.
Objects.
Article 2.
The objects of the company are:

a.	to incorporate, acquire, participate in, finance, manage and to have any other interest in other companies or enterprises of any nature;

b.	to perform activities in the field of the biotechnology industry;

c.
to raise funds by way of securities, bank loans, bond issues, notes and to borrow in any other way, to lend, to provide guarantees, including guarantees for debts of other persons, to assume commitments in the name of any enterprises with which it may be associated within a group of companies, and to perform all acts which in the broadest sense of the term, may be connected with or may be conducive to the foregoing.
Capital.
Article 3.

3.1.
The authorised capital of the company amounts to nine million euro (EUR 9,000,000), divided into four hundred and ten million (410,000,000) ordinary shares of one eurocent (EUR 0.01) each, forty million (40,000,000) financing preference shares of one eurocent (EUR 0.01) each and four hundred and fifty million (450,000,000) preference shares of one eurocent (EUR 0.01) each.

3.2.
Where in these articles of association reference is made to shares and shareholders it shall include respectively the ordinary shares, the financing preference shares and the preference shares and the holders of ordinary shares, the holders of financing preference shares and the holders of preference shares unless the contrary is expressly stated.

Issuance of shares. Pre-emptive rights.
Article 4.

4.1.
The supervisory board shall have the power to resolve upon the issue of shares and to determine the price and further terms and conditions of such share issue, if and in so far as the supervisory board has been designated by the general meeting of shareholders, hereinafter referred to as: the general meeting, as the authorized "orgaan" (corporate body) for this purpose. A designation as referred to above shall only be valid for a specific

CRN/MVO/CWE

period of no more than five years and may from time to time be extended with a period of no more than five years.

4.2.
If a designation as referred to in paragraph 1 is not in force, the general meeting of shareholders shall have power to resolve upon the issue of shares, but only upon the proposal of and for a price and against such further terms and conditions to be determined by the supervisory board.

4.3.
In the event of an issue of ordinary shares, the shareholders shall have a pre-emptive right in proportion to the number of ordinary shares which they own. Holders of preference shares and holders of financing preference shares shall have no pre-emptive right in respect of shares to be issued. Holders of ordinary shares shall have no pre-emptive right in respect of preference shares or financing preference shares to be issued. In respect of the issue of shares there shall be no pre-emptive right to shares issued against a contribution other than in cash or issued to employees of the company or of a group company. The supervisory board shall have the power to limit or exclude any pre-emptive rights to which shareholders shall be entitled, but only if and in so far as it has been granted such authority by the general meeting, and provided further that the supervisory board can only exercise such authority if at that time it also has authority to resolve upon the issue of shares. The provisions in the second sentence of paragraph 1 of this article shall equally apply.

4.4.
If a designation as referred to in paragraph 3 is not in force, the general meeting shall have power to limit or exclude any pre-emptive rights to which shareholders shall be entitled, but only upon the proposal of the supervisory board.

4.5.
A resolution by the general meeting in accordance with paragraph 3 or 4 of this article requires in order to be validly adopted a majority of at least two-thirds of the votes cast in a meeting of shareholders if less than fifty per cent (50%) of the issued share capital is present or represented.

4.6.
A previous or simultaneous approving resolution of each group of holders of shares of the same class whose rights are prejudiced by such issue shall be required for the validity of a resolution of the general meeting to issue shares or to designate the supervisory board as referred to above.

4.7.
This article 4 shall equally apply to the granting of rights to subscribe for shares, but shall not apply to the issue of shares to a person who exercises a previously acquired right to subscribe for shares, in which case no pre-emptive right exists.

4.8.	A resolution to issue preference shares shall only be valid in the event that:
1)    in the opinion of the supervisory board, a Person, who is not a Founding Shareholder of the company as defined below, shall, alone or pursuant to a mutual arrangement for co-operation jointly with one or more other Persons, directly or indirectly have acquired or given notice of an intent to acquire (beneficial) ownership of a nominal amount of ordinary shares or financing preference shares, which in aggregate equals twenty percent (20%) or more of the share capital of the company then outstanding in the form of ordinary shares and of financing preference shares; or

2)    the supervisory board shall declare any Person to be an Adverse Person, upon a determination that such Person, alone or together with its Affiliates and Associates, has become the (beneficial) owner of a nominal amount of ordinary shares or financing preference shares which the supervisory board determines to be substantial (which amount shall in no event be less than ten per cent (10%) of the shares then outstanding) and a determination by the supervisory board after reasonable inquiry and investigation, which may include a review of the public record regarding such Person and any information the supervisory board may request from such Person and consultation with such persons as such board members shall deem appropriate, that (a) such (beneficial) Ownership by such Person is intended to cause the company to repurchase the shares (beneficially) owned by such Person or to cause pressure on the company to take action or enter into a transaction or series of transactions intended to provide such Person with short-term financial gain under circumstances where such members of the supervisory board determine that the best long term interest of the company and its shareholders would not be served by taking such action or entering into such transaction or series of transactions at that time or (b) such (beneficial) ownership by such Person is causing or is reasonably likely to cause a material adverse impact (including but not limited to, impairment of relationships with customers or impairment of the company's ability to maintain its competitive position) on the business prospects of the company.
The holding of shares, or the acquisition of shares for the purposes of the preceding sentence includes the having of a right of usufruct or a right of pledge, or the acquisition of a right of usufruct or a right of pledge, in or on shares, insofar as in addition to this the voting right vests in the holder of a usufruct or pledge.
A Person shall be deemed the ("beneficial) owner" of and shall be deemed to ("beneficially) own" any shares:
(i)    which such Person or any of such Person's Affiliates or Associates (beneficially) owns, directly or indirectly, where a (beneficial) owner of a share includes any Person who, directly or indirectly, has or shares (a) voting power which includes the power to vote, or to direct the voting of such shares; and/or (b) investment power which includes the power to dispose, or to direct the disposition of, such shares;
(ii)    of which such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the right to acquire (beneficial) ownership pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; or
(iii)    which are (beneficially) owned, directly or indirectly, by any other Person (or any Affiliate or Associate of such other Person) with which such Person or any of such Person's Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any securities of the company.
Notwithstanding anything in this provision to the contrary, the phrase "then outstanding," when used with reference to a Person's (beneficial) ownership of securities of the company, shall mean the total number of shares of the company then issued and outstanding together with the number of such shares not then actually issued and outstanding which such Person would be deemed to own (beneficially) hereunder. As used above, the term "Associate" of a specified Person means a Person that directly or indirectly controls or is controlled by, or is under common control with, the Person specified and the term "Affiliate" means (i) any corporation or organization of which such Person is an officer or partner or is, directly or indirectly, the (beneficial) owner of ten percent (10%) or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, or (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.
"Person", for the purposes of this paragraph, shall mean any natural Person, company, government or political subdivision, agency or instrumentality of a government, and a "Founding Shareholder", for the purposes of this paragraph, shall include those persons who acquired shares pursuant to the deed of incorporation of the company.

4.9.	A resolution to grant a right to subscribe for preference shares shall only be valid if the exercise of such right is subject to an event as described in paragraph 8.

4.10.	All notifications to shareholders must be made in accordance with the provisions relating to the convening of a general meeting as set out in article 30, paragraph 2.
Issuance price. Payment of shares.
Article 5.

5.1.	Without prejudice to what has been provided in section 2:80.2 Civil Code, shares shall at no time be issued below par. Ordinary shares and financing preference shares must be fully paid up upon issue.
Preference shares may be issued against partial payment, with the proviso that the obligatory payable part of the nominal amount (call) must be equal in respect of each preference share - regardless of the time of issue of such preference share - and that at least one-fourth part of the nominal amount must be paid upon subscription for the share.

5.2.
The managing board may with the approval of the supervisory board resolve on which day and up to which amount a further call must be paid on preference shares which have not yet been paid up in full. The managing board shall give immediate notice of such resolution to the holders of preference shares; the period intervening between that notice and the day, on which the call must have been paid, must be at least thirty days.

5.3.	Payment must be made in cash to the extent that no other contribution has been agreed upon. If the company so agrees, payment in cash can be made in a currency other than Dutch currency.

In the event of payment in a foreign currency the obligation to pay is fulfilled to the extent of the sum for which the payment is freely convertible into Dutch currency. The decisive factor is the rate of exchange on the day of payment, or as the case may be after application of the next sentence, on the day mentioned therein.
The company can require payment at the rate of exchange on a certain day within two months prior to the ultimate day on which payment must be made, provided the shares or depositary receipts issued therefor shall immediately upon their issue be admitted to a listing at a stock exchange outside of the Netherlands.
Acquisition by the company of its shares.
Article 6.
Subject to authorisation by the general meeting and with due observance of the other provisions of Section 2:98 Civil Code, the managing board may cause the company to acquire for consideration fully paid up shares in its own share capital.
Reduction of capital. Cancellation of shares.
Article 7.
With due observance of the provisions of Section 2:99 Civil Code, upon the proposal of the supervisory board, the general meeting may resolve to reduce the issued capital by cancelling shares or by reducing the nominal amount of the shares by an amendment of the company's articles of association. The shares referred to in such resolution must be designated therein and provisions for the implementation of the resolution must be made therein.
Cancellation with repayment of shares or partial repayment on shares or release from the obligation to pay up as referred to in Section 2:99 Civil Code may also be made or be given exclusively with respect to ordinary shares or exclusively with respect to preference shares or exclusively with respect to financing preference shares.
A partial repayment or release must be made pro rata to all shares concerned. The pro rata requirement may be waived with the consent of all the shareholders concerned.
Shares. Share certificates.
Article 8.

8.1.
Shares shall be issued in registered form only and shall be numbered consecutively, the ordinary shares from 1 onwards, the preference shares from P1 onwards and the financing preference shares from F1 onwards.

8.2.	No share certificates shall be issued for shares.
Share certificates.
Article 9.
Deleted.
Share register.
Article 10.

10.1.
Notwithstanding the applicable statutory provisions in respect of registered shares, a share register shall be kept by or on behalf of the company, which register shall be regularly updated and, at the discretion of the managing board, may, in whole or in part, be kept in more than one copy and at more than one address.

Part of the register may be kept abroad in order to comply with applicable foreign statutory provisions or applicable provisions set by a foreign stock exchange.

10.2.
Each shareholder's name, his address and such further information as required by law and such further information as the managing board deems appropriate, whether at the request of a shareholder or not, shall be recorded in the register.

10.3.	The form and the contents of the register shall be determined by the managing board with due observance of the provisions of paragraphs 1 and 2 of this article.

10.4.
Upon his request a shareholder shall be provided with written evidence of the contents of the register with regard to the shares registered in his name free of charge, and the statement so issued may be validly signed on behalf of the company by a person to be designated for that purpose by the managing board.

10.5.	The provisions of paragraphs 1 up to and including 4 of this article shall equally apply to persons who hold a right of usufruct or a right of pledge on one or more shares.

10.6.
The managing board and supervisory board shall have power and authority to permit inspection of the register and to provide information recorded therein as well as any other information regarding the direct or indirect shareholding of a shareholder of which the company has been notified by that shareholder to the authorities entrusted with the supervision and/or implementation of the trading of securities on a foreign stock exchange on behalf of the company and its shareholders, in order to comply with applicable foreign statutory provisions or applicable provisions set by such foreign stock exchange, if and to the extent such requirements apply to the company and its shareholders as a result of the listing of shares in the share capital of the company on such stock exchange or the registration of such shares or the registration of an offering of such shares under applicable foreign securities laws.

10.7.
Any shareholder shall, upon written request, have the right during the usual hours for business to inspect the company's share register and a list of its shareholders and their addresses and shareholdings, and to make copies or extracts therefrom. The request shall be directed to the managing directors of the company at its registered office in the Netherlands or at its principal place of business.

Fractional shares.
Article 11.

11.1.	Each ordinary share consists of twenty-seven (27) fractional shares. Each fractional share represents one/twenty-seventh (1/27e) portion of the value of an ordinary share.

11.2.	Every fractional share shall be in registered form.

11.3.
Without prejudice to the other provisions of this article 11, the provisions of Title 4 of Book 2 of the Dutch Civil Code on shares and shareholders shall apply accordingly to fractional shares and holders of fractional shares, to the extent not stipulated otherwise in those provisions.

11.4.
The provisions of these articles of association with respect to shares and shareholders shall apply accordingly to fractional shares and holders of fractional shares, to the extent not stipulated otherwise in paragraphs 5 and 6 of this article 11.

11.5.
A holder of one or more fractional shares may exercise the meeting and voting rights attaching to an ordinary share together with one or more other holders of one or more fractional shares to the extent the total number of fractional shares held by such holders of fractional shares equals twenty-seven (27) or a multiple thereof. These rights shall be exercised either by one of them who has been authorized to that effect by the others in writing, or by a proxy authorized to that effect by those holders of fractional shares in writing.

11.6.	Every holder of a fractional share is entitled to one/twenty-seventh (1/27e) part of the (interim) dividend and any other distribution to which the holder of one (1) ordinary share is entitled.

11.7.
In the event the holder of one or more fractional shares acquires such number of fractional shares that the total number of fractional shares held by him at least equals twenty-seven (27) then each time twenty-seven (27) fractional shares held by him shall by operation of law be consolidated into one (1) ordinary share; this shall be recorded in the shareholders’ register.

11.8.
One or more shares held by the company in its own share capital, can be divided into twenty-seven (27) fractional shares upon a resolution by the managing board. Fractional shares created in this way, will not be consolidated in accordance with article 11.7 as long as those fractional shares are held by the company, unless the managing board resolves to consolidate in accordance with article 11.7.

Transfer of shares.
Article 12.

12.1.
The transfer of title to shares or the transfer of title to or a termination of a right of usufruct on shares or the creation or release of a right of usufruct or of a right of pledge on shares shall be effected by way of a written instrument of transfer, and in accordance with the (further) provisions set forth in section 2:86, or, as the case may be, section 2:86c, Civil Code.

12.2.
The provisions of paragraph 1 of this article shall equally apply to (i) the allotment of shares in the event of a judicial partition of any community of property, (ii) the transfer of a registered share as a consequence of foreclosure of a right of pledge and (iii) the creation of limited rights in rem on a registered share.

12.3.
Any requests made pursuant to and in accordance with the provisions of article 10 and this article 12 may be sent to the company at such address(es) as to be determined by the managing board, at all times including an address in the municipality or city where a stock exchange on which shares in the share capital of the company are listed has its principal place of business.

12.4.
The company is authorized to charge such amounts as may be determined by the managing board provided they do not exceed cost price, to persons who have made a request pursuant to and in accordance with the provisions of article 10 and this article 12.

Restriction on the transfer of preference shares.
Article 13.

13.1.
Each transfer of preference shares shall require the approval of the supervisory board. The approval shall be applied for in writing, stating the name and address of the intended transferee, as well as the price or other consideration which the intended transferee is willing to pay or give.

13.2.
If the approval is refused, the supervisory board shall at the same time designate one or more prospective purchasers who are willing and able to purchase all the shares to which the request for approval relates, against cash payment at a price to be fixed mutually by the transferor and the supervisory board within two months following such designation.

13.3.
If, within three months of receipt by the company of the request to approve the intended transfer, the transferor has not received a written notice to that end from the company or due written refusal to approve the transfer was not simultaneously accompanied by the designation of one or more prospective purchasers as referred to in paragraph 2, the approval to transfer shall be deemed granted following expiry of said period or upon receipt of the notice of refusal.

13.4.
If the transferor and the supervisory board have failed to reach agreement on the price meant in paragraph 2 within two months of the refusal of the approval, such price shall be fixed by an expert, to be designated by the transferor and the managing board by mutual agreement or, failing agreement about that within three months following the refusal of the approval, by the President of the Chamber of Commerce and Industry in the district in which the Company has its corporate seat according to its articles of association, at the request of the party who is first to take action.

13.5.
The transferor shall have the right to abandon the transfer, provided he so notifies the managing board in writing within one month of his being informed of both the name of the designated prospective purchaser(s) and the fixed price.

13.6.
In the event of approval of the transfer in the sense of paragraph 1 or paragraph 3 the transferor shall be entitled to transfer all shares, to which his request relates, to the purchaser mentioned in the request at the price or consideration mentioned by him, referred to in paragraph 1 of this article.

13.7.	The costs connected with the transfer for the Company may be charged to the new transferee.
Usufructuaries. Pledgees. Holders of depositary receipts.
Article 14.

14.1.
The usufructuary, who in conformity with the provisions of section 2:88, Civil Code has no right to vote, and the pledgee who in conformity with the provisions of section 2:89, Civil Code has no right to vote, shall not be entitled to the rights which by law have been conferred on holders of depositary receipts for shares issued with the cooperation of the company.

14.2.
Where in these articles of association persons are mentioned who are entitled to attend meetings of shareholders, this shall include the holders of depositary receipts for shares issued with the cooperation of the company, and persons who in pursuance of section 2:88.4 or section 2:89.4, Civil Code have the rights that by law have been conferred on holders of depositary receipts for shares issued with the cooperation of the company.

Managing board.
Article 15.

15.1.
The company shall be managed by a managing board consisting of one or more managing directors under the supervision of the supervisory board. The number of members of the managing board shall be determined by the supervisory board.

15.2.
Managing directors shall be appointed by the general meeting upon the joint meeting of the supervisory board and the managing board hereinafter referred to as: the "Joint Meeting" having made a binding nomination for each vacancy. The managing board shall invite the Joint Meeting to make a nomination within sixty days. However, the general meeting may at all times overrule the binding nature of such a nomination by a resolution adopted by at least a two thirds majority of the votes cast, if such majority represents more than half the issued share capital. A second general meeting as referred to in article 2:120, paragraph 3 Civil Code may not be convened.

The nomination shall be included in the notice of the general meeting at which the appointment shall be considered.
If a nomination has not been made or has not been made in due time, this shall be stated in the notice and the general meeting shall make such appointment at its discretion. The managing directors appointed by the general meeting shall be appointed for the period commencing on the date following the annual general meeting which must be held by virtue of section 2:108.2, Civil Code up to and including the date of that meeting held in the following financial year.

15.3.
With due observance of these articles of association, the supervisory board may adopt a "directiereglement" (rules governing the internal organisation, hereinafter the "management rules") and the supervisory board shall have authority to amend the management rules from time to time.

Furthermore, the supervisory board may divide the duties among the managing directors, whether or not by way of a provision to that effect in the management rules. The management rules shall include directions to the managing board concerning the general financial, economic, personnel and social policy of the company, to be taken into consideration by the managing board in the performance of its duties.

15.4.	The company has a policy in the area of remuneration of the managing board. The policy will be adopted by the general meeting upon a proposal of the supervisory board.
The remuneration of members of the managing board will, with due observance of the policy as referred to in the preceding sentence, be determined by the supervisory board.
Suspension or dismissal of managing directors.
Article 16.

16.1.
The general meeting shall at all times be entitled to suspend or dismiss a managing director. The general meeting may only adopt a resolution to suspend or dismiss a managing director by at least a two thirds majority of the votes cast, if such majority represents more than half of the issued share capital, unless the proposal was made by the Joint Meeting in which case a simple majority is sufficient.

A second general meeting as referred to in Article 2:120, paragraph 3 Civil Code may not be convened.

16.2.
The supervisory board shall also at all times be entitled to suspend (but not to dismiss) a managing director. Within three months after a suspension of a managing director has taken effect, a general meeting of shareholders shall be held, in which meeting a resolution must be adopted to either terminate or extend the suspension for a maximum period of another three months. If neither such resolution is adopted nor the general meeting of shareholders has resolved to dismiss the managing director, the suspension shall terminate after the period of suspension has expired.

The managing director shall be given the opportunity to account for his actions at that meeting.
Representation.
Article 17.

17.1.	The entire managing board as well as each managing director acting individually may represent the company and bind it vis-a-vis third parties.

17.2.
The managing board may grant special and general powers of attorney to persons, whether or not such persons are employed by the company, authorizing them to represent the company and bind it vis-a-vis third parties. The scope and limits of such powers of attorney shall be determined by the managing board. The managing board may in addition grant to such persons such titles as it deems appropriate.

The powers of the managing board in this paragraph 2 shall be subject to the approval of the supervisory board to be specified in a resolution adopted pursuant to Article 19, paragraph 1.

17.3.
The managing board shall have power to enter into and perform agreements and all "rechtshandelingen" (legal acts) contemplated thereby as specified in section 2:94.1, Civil Code in so far as such power is not expressly excluded or limited by any provision of these articles or by any resolution of the supervisory board.

Chairman of the managing board. Resolutions of the managing board.
Article 18.

18.1.	The supervisory board shall appoint one of the managing directors as chairman of the managing board, who shall have the title of Chief Executive Officer.

18.2.
Resolutions of the managing board shall be validly adopted, if adopted by simple majority of votes, at least one of whom so voting in favour of the proposal must be the chairman. Each managing director has the right to cast one vote. In case of absence a managing director may issue a proxy, however, only to another managing director.

18.3.
The managing board may adopt resolutions without holding a meeting, provided such resolutions are adopted in writing or by legible and reproducible electronic communications and no managing director has objected to this method of adoption of a resolution.

18.4.	A certificate signed by a managing director confirming that the managing board has adopted a particular resolution, shall constitute evidence of such resolution vis-a-vis third parties.

18.5.
The management rules shall include provisions on the manner of convening board meetings and the internal procedure at such meetings. These meetings may be held by telephone conference communications, as well as by video communications, provided all participating managing directors can hear each other simultaneously.

Mandatory prior approval for management action.
Article 19.

19.1.
Without prejudice to any other applicable provisions of these articles of association, the managing board shall require the prior approval of the supervisory board for any action specified from time to time by a resolution to that effect adopted by the supervisory board, of which the managing board has been informed in writing.

19.2.
Without prejudice to any other applicable provisions of these articles of association, the managing board shall require the approval of the general meeting of shareholders if required by law and the provisions of these articles of association.

Prevented from acting.
Article 20.
In case a managing director is "belet of ontstent" (prevented from acting), the remaining managing directors or managing director shall temporarily be responsible for the entire management. In case all managing directors are, or the only managing director is prevented from acting, one or more persons appointed by the supervisory board for this purpose from time to time shall be temporarily responsible for the management.
Supervisory board.
Article 21.

21.1.
The supervisory board shall be responsible for supervising the policy pursued by the managing board and the general course of affairs of the company and the business enterprise which it operates. The supervisory board shall assist the managing board with advice relating to the general policy aspects connected with the activities of the company. In fulfilling their duties the supervisory directors shall serve the interests of the company and the business enterprise which it operates.

21.2.
The managing board shall provide the supervisory board in good time with all relevant information as well as with all other information as the supervisory board may request, in connection with the exercise of its duties.

21.3.
The general meeting shall determine the compensation of the members of the supervisory board, upon the (non-binding) recommendation by the compensation committee. Expenses incurred by the supervisory directors shall be reimbursed.

Number of supervisory directors. Appointment.
Article 22.

22.1.
The supervisory board shall consist of such number of members as the Joint Meeting may from time to time determine, with a minimum of three members. Notwithstanding the provisions of paragraph 2 of this article the supervisory directors shall be appointed by the general meeting upon the Joint Meeting having made a binding nomination for each vacancy. Article 15, paragraph 2 applies equally. The supervisory directors appointed by the general meeting shall be appointed for the period commencing on the date following the annual general meeting which must be held by virtue of section 2:108.2, Civil Code up to and including the date of that meeting held in the following financial year.

22.2.
If during a financial year a vacancy occurs in the supervisory board, the supervisory board may appoint a supervisory director who will cease to hold office at the next following annual general meeting as referred to in the previous paragraph. The supervisory board may in such manner appoint supervisory directors up to a maximum of one third (1/3) of the number of supervisory directors as determined in accordance with paragraph 1 of this article.

22.3.	The supervisory board shall appoint one of its members as its chairman.

22.4.
Whenever a supervisory director must be appointed by the general meeting the information referred to in section 2:142.3, Civil Code shall be made available to the shareholders for their prior inspection.

Organisation of the supervisory board.
Article 23.

23.1.
With due observance of these articles of association, the supervisory board may adopt a "commissarissen reglement" (rules governing the internal organisation of the supervisory board, hereinafter the "supervision rules") and it may further establish such committees as it shall deem appropriate, provided that the powers and authority of such committees are set forth in the supervision rules.

23.2.
The supervisory board may decide that one or more of its members shall have access to all premises of the company and that they shall be authorized to examine all books, correspondence and other records and to be fully informed of all actions which have taken place.

23.3.	At the expense of the company, the supervisory board may obtain such advice from experts as the supervisory board deems desirable for the proper fulfilment of its duties.

23.4.
If there is only one supervisory director in office, such supervisory director shall have all rights and obligations granted to and imposed on the supervisory board and the chairman of the supervisory board by law and by these articles of association.

Suspension or dismissal of supervisory directors.
Article 24.

24.1.	The general meeting shall at all times be entitled to suspend or dismiss a supervisory director. Article 16, paragraph 1, second and third sentence applies equally.

24.2.
Within three months after a suspension of a supervisory director has taken effect, a general meeting shall be held, in which meeting a resolution must be adopted to either terminate or extend the suspension for a maximum period of another three months. If neither such resolution is adopted nor the general meeting of shareholders has resolved to dismiss the supervisory director, the suspension shall terminate after the period of suspension has expired. The supervisory director shall be given the opportunity to account for his actions at that meeting.

Resolutions by the supervisory board.
Article 25.

25.1. Resolutions of the supervisory board shall be validly adopted, if adopted by simple majority of votes in a meeting at which the majority of the supervisory directors is present or represented. Each supervisory director has the right to cast one vote. In case of absence, a supervisory director may issue a proxy, however, only to another supervisory director. The supervisory board may also adopt resolutions without holding a meeting, provided such resolutions are adopted in writing or by legible and reproducible electronic communications and no supervisory director has objected to this method of adoption of a resolution.

25.2.	A certificate signed by a supervisory director confirming that the supervisory board has adopted a particular resolution, shall constitute evidence of such resolution vis-a-vis third parties.

25.3.	The managing directors shall attend meetings of the supervisory board at the latter's request.

25.4.
The supervisory board shall meet whenever two or more of its members or the managing board so requests. Meetings of the supervisory board shall be convened by the chairman of the supervisory board, either at the request of two or more supervisory directors or at the request of the managing board, or by the supervisory directors requesting the meeting to be held. If the chairman fails to convene a meeting so that it can be held within four weeks of the receipt of the request, the supervisory board members making the request are entitled to convene the meeting.

25.5.
The supervisory rules shall include provisions on the manner of convening board meetings and the internal procedure at such meetings. These meetings may be held by telephone conference communications, as well as by video communications, provided all participating supervisory directors can hear each other simultaneously.

Joint Meeting. Resolutions of the Joint Meeting.
Article 26.

26.1.
The Joint Meeting as referred to in these articles of association consists of the members of the supervisory board and the members of the managing board. The sole responsibility of the Joint Meeting shall be to make a binding nomination for each vacancy in the managing board and the supervisory board and the actions as referred to in article 16, paragraph 1 and article 22, paragraph 1.

26.2.	The chairman of the supervisory board is the chairman of the Joint Meeting. The Joint Meeting shall appoint one of its members as secretary.

26.3.
The Joint Meeting may only adopt resolutions if the majority of the members of the supervisory board and the majority of the members of the managing board are present or represented in such meeting. Resolutions of the Joint Meeting shall be validly adopted, if adopted by simple majority of votes. Each member of the Joint Meeting has the right to cast one vote. In case of absence a member of the Joint Meeting may issue a proxy, however, only to another member of the Joint Meeting.

26.4. The Joint Meeting may adopt its resolutions without holding a meeting, provided that such resolutions are adopted in writing or by legible and reproducible electronic communications and no member of the Joint Meeting has objected to this method of adoption of a resolution.

26.5.	A certificate signed by the chairman of the Joint Meeting confirming that the Joint Meeting has adopted a particular resolution, shall constitute evidence of such resolution vis-a-vis third parties.

26.6.
The Joint Meeting shall adopt Joint Meeting rules. The Joint Meeting rules shall include provisions on the manner of convening meetings and the internal procedure at such meetings. These meetings may be held by telephone conference communications, as well as by video communications, provided all participating members can hear each other simultaneously.

Indemnification.
Article 27.

27.1.
The company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the company) by reason of the fact that he is or was a supervisory director, managing director, officer or agent of the company, or was serving at the request of the company as a supervisory director, managing director, officer or agent of another company, a partnership, joint venture, trust or other enterprise, against all expenses (including attorneys' fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful or out of his mandate. The termination of any action, suit or proceeding by a judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and not in a manner which he reasonably could believe to be in or not opposed to the best interests of the company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

27.2.
The company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding by or in the right of the company to procure a judgment in its favor, by reason of the fact that he is or was a supervisory director, managing director, officer or agent of the company, or is or was serving at the request of the company as a supervisory director, managing director, officer or agent of another company, a partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or proceeding if he acted in good faith and in a manner he reasonably could believe to be in or not opposed to the best interests of the company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or wilful misconduct in the performance of his duty to the company, unless and only to the extent that the court in which such action or proceeding was brought or any other court having appropriate jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification against such expenses which the court in which such action or proceeding was brought or such other court having appropriate jurisdiction shall deem proper.

27.3.
To the extent that a supervisory director, managing director, officer or agent of the company has been successful on the merits or otherwise in defense of any action, suit of proceeding, referred to in paragraphs 1 and 2, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney's fees) actually and reasonable incurred by him in connection therewith.

27.4.
Any indemnification by the company referred to in paragraphs 1 and 2 shall (unless ordered by a court) only be made upon a determination that indemnification of the supervisory director, managing director, officer or agent is proper in the circumstances because he had met the applicable standard of conduct set forth in paragraphs 1 and 2. Such determination shall be made:

(a)    either by the supervisory board by a majority vote in a meeting consisting of supervisory directors who were not parties to such action, suit or proceeding; or
(b)    if the majority referred to under (a) adopts a resolution to that effect, by independent legal counsel in a written opinion; or
(c)    by the general meeting of shareholders.

27.5.
Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the company in advance of the final disposition of such action, suit or proceeding upon a resolution of the supervisory board with respect to the specific case upon receipt of an undertaking by or on behalf of the supervisory director, managing director, officer or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the company as authorized in this article.

27.6.
The indemnification provided for by this article shall not be deemed exclusive of any other right to which a person seeking indemnification may be entitled under any by-laws, agreement, resolution of the general meeting of shareholders or of the disinterested supervisory directors or otherwise, both as to actions in his official capacity and as to actions in another capacity while holding such position, and shall continue as to a person who has ceased to be a supervisory director, managing director, officer or agent and shall also inure to the benefit of the heirs, executors and administrators of such a person.

27.7.
The company shall have the power to purchase and maintain insurance on behalf of any person who is or was a supervisory director, managing director, officer or agent of the company, or is or was serving at the request of the company as a supervisory director, managing director, officer, employee or agent of another company, a partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity or arising out of his capacity as such, whether or not the company would have the power to indemnify him against such liability under the provisions of this article.

27.8.
Whenever in this article reference is made to the company, this shall include, in addition to the resulting or surviving company also any constituent company (including any constituent company of a constituent company) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power to indemnify its supervisory directors, managing directors, officers and agents, so that any person who is or was a supervisory director, managing director, officer or agent of such constituent company, or is or was serving at the request of such constituent company as a supervisory director, managing director, officer or agent of another company, a partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this article with respect to the resulting or surviving company as he would have with respect to such constituent company if its separate existence had continued.

General meeting of shareholders.
Annual general meeting of shareholders.
Article 28.

28.1.	The annual general meeting shall be held within six months after the close of the financial year.

28.2.	At this general meeting the following subjects shall be considered:
a.    the written annual report prepared by the managing board on the course of business of the company and the conduct of its affairs during the past financial year, and the report of the supervisory board on the annual accounts;
b.    the adoption of the annual accounts;
c.    the filling of any vacancies in the managing board and the supervisory board;
d.    the proposals placed on the agenda by the managing board or by the supervisory board, together with proposals made by shareholders in accordance with paragraph 2 of Article 31.

28.3.
If the agenda of a general meeting includes the granting of discharge to the members of the managing board and the supervisory board with respect to the performance of their duties in the respective financial year, the item of discharge will be put on the agenda as a separate item for the managing board and the supervisory board, respectively.

Extraordinary general meetings.
Article 29.

29.1.
Extraordinary general meetings shall be held as often as deemed necessary by the managing board and/or the supervisory board and shall be held if one or more shareholders and other persons entitled to attend such meetings jointly representing at least forty per cent (40%) of the issued share capital make a written request to that effect to the managing board or supervisory board, specifying in detail the business to be considered.

29.2.
If the managing board or the supervisory board fail to comply with a request referred to in paragraph 1 of this article in such manner that the general meeting can be held within twelve weeks after the request, the persons who have made the request may convene the meeting themselves.

Place and notice of the general meetings.

Article 30.

30.1.
General meetings shall be held at Amsterdam, Haarlemmermeer (Schiphol Airport), Rotterdam, Arnhem, Maastricht, Venlo or The Hague. The notice convening the meeting shall inform the shareholders and other persons entitled to attend the general meeting accordingly.

30.2.	The notice convening a general meeting shall be given in such manner as shall be authorized by law including but not limited to an announcement published by electronic means.

30.3.	The notice convening a general meeting shall be sent by either the managing board, the supervisory board or the persons who according to the law or these articles of association are entitled thereto.
Notice period. Agenda.
Article 31.

31.1.
The notice convening a general meeting shall be given with due observance of the statutory notice period. The notice shall contain the agenda and other meeting materials as required by applicable law or these articles of association.

31.2.	The agenda shall contain such subjects to be considered at the meeting as the person(s) convening the meeting or requesting the meeting pursuant to article 29, paragraph 1 shall decide.
Furthermore an item, which is requested in writing by one or more shareholders, who are entitled thereto pursuant to the law, shall be included in the agenda and announced in the same manner, provided such request is made in writing or by legible and reproducible electronic communications in the form of a reasoned request or a proposal for a resolution to the supervisory board and the managing board, and such request is received no later than on the sixtieth day prior to the day of the meeting.
The agenda shall further specify that resolutions regarding such subjects can only be validly adopted in accordance with article 43, paragraph 1. No valid resolutions can be adopted at a general meeting of shareholders in respect of subjects which are not mentioned in the agenda.
Chairman of general meetings. Minutes.
Article 32.

32.1.
General meetings shall be presided by the chairman of the supervisory board. In case of absence of the chairman of the supervisory board the meeting shall be presided by any other person nominated by the supervisory board. The chairman of the meeting shall appoint the secretary of that meeting.

32.2.	The secretary of the meeting shall keep the minutes of the business transacted at the meeting, which minutes shall in evidence of their adoption be signed by the chairman and the secretary.

32.3.	The chairman of the supervisory board may request a "notaris" (civil law notary) to include the minutes of the meeting in a "notarieel proces-verbaal" (notarial report).
Attendance of general meetings.
Article 33.

33.1.
All shareholders and other persons entitled to vote at general meetings are entitled to attend the general meetings, to address the general meeting and to vote, provided that he has notified the managing board in writing of his intention to be present at the meeting or to be represented not later than on the close of business on the third day prior to the day of the meeting, unless the managing board determines to permit notification within a shorter period of time prior to any such meeting.

For the purpose of the provisions of this paragraph holders of a usufruct who have a voting right and holders of a pledge who have a voting right are put on a par with shareholders.

33.2.	The managing board may decide that the business transacted at a shareholders' meeting can be monitored by electronic means of communication.

33.3.
The managing board may decide that each person entitled to attend general meetings (and vote thereat) may, either in person or by written proxy, vote at that meeting and/or participate in that meeting by electronic means of communication, provided that such person can be identified through the electronic means of communication and that such person can directly monitor the business transacted at the general meeting concerned. The managing board may attach conditions to the use of the electronic means of communication, provided these conditions are reasonable and necessary for the identification of such person and for the reliability and safety of the communication. Those conditions shall be made public at the convocation of the general meeting and shall be posted on the company's website.

33.4.
Persons entitled to attend the general meeting are those who at the record date have these rights and have been registered as such in a register designated by the managing board for that purpose, regardless of who would have been entitled to attend the general meeting if no record date would apply. The record date shall be on such date prior to the day of the general meeting as prescribed by law. The convocation notice for the meeting shall state the record date and the manner in which the persons entitled to attend the general meeting may register and exercise their rights.

33.5.
The general meeting may adopt rules regarding, inter alia, the length of time for which shareholders may speak. In so far as such rules are not applicable, the chairman may determine the time for which shareholders may speak if he considers this desirable with a view to the orderly proceeding of the meeting.

33.6.	The shareholders or their proxies must sign the attendance list, stating the number of the shares represented by them - insofar as applicable - the number of votes to be cast by them.

33.3.	The shareholders or their proxies must sign the attendance list, stating the number of the shares represented by them - insofar as applicable - the number of votes to be cast by them.
Proxies.
Article 34.

34.1.
Shareholders and other persons entitled to attend a general meeting of shareholders may be represented by proxies duly authorised in writing, and such proxies shall be admitted upon production of such written instrument.

34.2.
All matters regarding the admittance to the general meeting of shareholders, the exercise of voting rights and the result of votings, as well as any other matters regarding the proceedings at the general meeting of shareholders shall be decided upon by the chairman of that meeting, with due observance of the provisions of section 2:13, Civil Code.

Adoption of resolutions.
Article 35.

35.1.
Unless otherwise stated in these articles, resolutions shall be validly adopted if adopted by a simple majority of votes cast. Blank and invalid votes shall not be counted. The chairman shall decide on the method of voting and on the possibility of voting by acclamation.

35.2.
If the voting concerns the appointment of a person and more than one person has been nominated for appointment, then votes shall be taken until one of the nominees has obtained a simple majority of the votes cast, unless there is a tie vote concerning the appointment of persons, who have been named in a binding nomination, in which case the person first named in such nomination shall be deemed to have obtained most votes. The further votes may, at the chairman's discretion, be taken at a subsequent meeting.

35.3.	Except as provided in paragraph 2, in case of an equality of the votes cast the supervisory board shall decide.
Voting right per share.
Article 36.
At the general meeting of shareholders each share shall confer the right to cast one vote, unless the law or the articles of association provides otherwise.
Class meetings.
Article 37.

37.1.	A class meeting shall be held whenever a resolution by such meeting is required. Furthermore, such meeting shall be held if required by either the managing board or the supervisory board.

37.2.
The articles 30 up to and including 36 shall be equally applicable to resolutions to be adopted by the meeting of holders of shares of a specific class, provided that the notice shall be sent not later than on the sixth day prior to the meeting, that the meeting itself appoints its chairman and that the meeting of holders of preference shares may also adopt all resolutions outside a meeting if so proposed by the supervisory board. A resolution outside a meeting is only valid if all holders of preference shares have cast their votes in writing by cable, by telex or by telecopier in favour of the proposal concerned.

Annual accounts. Report of the board of management.
Article 38.

38.1.	The financial year of the company shall run from the first day of January up to and including the thirty-first day of December.

38.2.
Each year the managing board shall cause annual accounts to be drawn up, consisting of a balance sheet as at the thirty-first day of December and a profit and loss account in respect of the preceding financial year, together with the explanatory notes thereto. The managing board shall furthermore prepare a report on the course of business of the company in the preceding year.

38.3.	The managing board shall, within the provisions of the law, make available: the annual accounts, the annual report, the accountant(s) declaration and all other documents pursuant to the law.

38.4.	The managing board shall draw up the annual accounts in accordance with applicable generally accepted accounting principles and all other applicable provisions of the law.

38.5.
The supervisory board shall on behalf of the company, cause the annual accounts to be examined by one or more registered accountant(s) designated for the purposes by the general meeting of shareholders or other experts designated for the purpose in accordance with section 2:393, Civil Code. The auditor or the other expert designated shall report on his examination to the supervisory board and the managing board and shall issue a certificate containing the results thereof. The supervisory board shall ensure that the report on the annual accounts shall be available at the offices of the company for the shareholders.

38.6.
Copies of the annual accounts, the annual report of the managing board, the report of the supervisory board, and the information to be added to each of such documents pursuant to the law shall be made available at the office of the company for inspection by the shareholders and the other persons entitled to attend meetings of shareholders, as from the date of the notice convening the general meeting of shareholders at which meeting they shall be discussed, until the close thereof.

Discharge of managing board and supervisory board.
Article 39.
If the agenda of a general meeting includes the granting of discharge to the members of the managing board and the supervisory board and if such discharge is granted, the members of the managing board and the supervisory board shall be fully discharged from liability in respect of the exercise of their duties during the financial year concerned, unless a proviso is made by the general meeting of shareholders, and without prejudice to the provisions of sections 2:138 and 2:149, Civil Code.
Profit and loss.
Article 40.

40.1.
Out of the profit made in any financial year first of all, if possible, shall be distributed on the preference shares the percentage to be mentioned hereinafter of the amount (call) paid obligatory on those shares as at the commencement of the financial year for which the distribution is made.

The above-mentioned percentage shall be equal to the Average Main Refinancing Rates during the financial year for which the distribution is made. Average Main Refinancing Rate shall be understood to mean the average value on each individual day during the financial year for which the distribution is made of the Main Refinancing Rates prevailing on such day. Main Refinancing Rate shall be understood to mean the rate of the Main Refinancing Operation as determined and published from time to time by the European Central Bank.

If the amount paid obligatory on the preference shares has been decreased or, in pursuance of a resolution on a further call, has been increased in the financial year for which the above-mentioned distribution is made, the distribution shall be decreased, or, if possible, increased by an amount equalling the above-mentioned percentage of the amount of the decrease, or increase, calculated as from the date of the decrease, or as from the point of time, at which the further call has become obligatory.
If preference shares have been issued in the course of any financial year, the dividend on the preference shares shall be decreased pro rata for such financial year until the date of issue, in which connection part of a month shall be counted as a full month.
If and to the extent that the profit is not sufficient to make the payment referred to in this paragraph in full, the deficit will be distributed against the reserves, with the exception of the reserve which was formed as share premium upon the issue of financing preference shares.

40.2.
In the event of cancellation with repayment of preference shares a distribution will be made on the cancelled preference shares on the day of repayment, which distribution will be calculated as much as possible in accordance with the provisions of paragraph 1 and 3 of this article and pro rata temporis to be calculated on the period from the day on which a distribution as meant in paragraphs 1 and 3 was made for the last time - or if the preference shares have been issued following such day: from the day of issue - until the day of repayment, without prejudice to the provisions of article 2:105, paragraph 4 Civil Code.

40.3.
If in any financial year the profit meant in paragraph 1 is not sufficient to make the distributions described above in this article and in addition no distribution or only a part distribution is made from the reserves, as meant in paragraph 1, such that the deficit is not fully distributed, the provisions above in this article and the provisions of paragraphs 4 and 7 shall not be applied until the deficit has been recovered.

40.4.	Out of the profit remaining after application of the previous paragraphs such amounts shall be allocated to reserve as the supervisory board shall determine.
Insofar as the profit is not allocated to reserve upon application of the preceding sentence:
a.    if possible, a dividend shall be distributed on each financing preference share equalling a percentage calculated on the nominal amount, increased by the amount of share premium that was paid upon the first issue of financing preference shares and which percentage is related to the average effective yield on the prime interest rate on corporate loans in the United States of America as quoted in the Wall Street Journal, calculated and fixed in the manner as stated hereinafter.
b.    The percentage of the dividend for the financing preference shares is calculated by taking the average effective yield of the above-mentioned loans, for the last twenty exchange days, prior to the day on which financing preference shares are issued for the first time or on which the dividend percentage is adjusted, possibly increased or decreased by a maximum of one per cent point, depending on the then prevailing market conditions, as the managing board shall resolve subject to the approval of the supervisory board.

c.    For the first time on the first of January of the calendar year following on the day after three years have lapsed since the day on which financing preference shares are issued for the first time and every time three years later, the dividend percentage of all financing preference shares concerned may be adjusted to the then average effective yield of the prime interest rate on corporate loans in the United States of America as quoted in the Wall Street Journal, calculated and fixed in the manner as stated in b.

40.5.
If in any financial year the distributions meant above in paragraph 4 of this article have not been made, the provisions of paragraphs 4 second sentence and 7 of this article shall not be applied until the deficit has been recovered and after the provisions above in paragraphs 1 and 3 become applicable. The managing board shall be authorised subject to the approval of the supervisory board to decide to distribute an amount equal to the deficit meant in the previous sentence against the reserves, with the exception of the reserve which was formed as share premium upon the issue of financing preference shares.

40.6.
If financing preference shares are issued in the course of any financial year, the dividend on the financing preference shares shall be decreased pro rata for such financial year until the first day of issue.

40.7.
Insofar as the profit is not distributed or allocated to reserve upon application of the previous paragraphs of this article, it shall be at the free disposal of the general meeting, with the proviso that no further dividend will be distributed on the preference shares and the financing preference shares.

40.8.
The managing board may with due observance of Article 2:105 Civil Code and with the approval of the supervisory board distribute an interim dividend, if and to the extent that the profit so permits. Interim dividends may be distributed on one class of shares only.

40.9.	The general meeting may resolve on a proposal made by the supervisory board wholly or partly to distribute dividends or reserves, instead of cash, in the form of shares in the capital of the company.

40.10.
In the event of cancellation with repayment of financing preference shares a distribution will be made on the cancelled financing preference shares on the day of repayment, which distribution will be calculated as much as possible in accordance with the provisions of paragraph 4 and 5 of this article that pro rata temporis to be calculated on the period from the day on which a distribution as meant in paragraphs 1 and 3 was made for the last time - or if the financing preference shares have been issued following such day: from the day of issue - until the day of repayment, without prejudice to the provisions of article 2:105.4 Civil Code.

40.11.	A deficit as meant in article 2:104 Civil Code, may only be applied against the share premium formed upon the issue of financing preference shares, if all other reserves are depleted.

40.12.
The company can only declare distributions in so far as its "eigen vermogen" (shareholders equity) exceeds the amount of the paid up and called portion of the share capital, plus the "wettelijke" (statutory) reserves.

Distributions charged to share premium reserves or other reserves.
Article 41.
Notwithstanding the provisions of article 40, paragraph 12, the supervisory board may cause the company to declare distributions out of a share premium reserve or out of any other reserve shown in the annual accounts, not being a "wettelijke" (statutory) reserve.
Distributions. Payments.
Article 42.

42.1.	Distributions pursuant to article 40 or article 41 shall be payable as from a date to be determined by the supervisory board.

42.2.
Distributions under article 40 or article 41 shall be made payable at an address or addresses in the Netherlands, to be determined by the supervisory board, as well as at least one address in each country where the shares of the company are listed on a stock exchange.

42.3.	The supervisory board may determine the method of payment of cash distributions on shares.

42.4.
The person entitled to a distribution shall be the person in whose name the share is registered at the date to be determined for that purpose by the supervisory board in respect of each distribution, which date should be between the date of determination of distributions and the date of payment.

42.5.
Notice of distributions and of the dates and addresses referred to in the preceding paragraphs of this article shall in any event be published in the Netherlands, in a daily newspaper and further in such manner as the supervisory board may deem desirable.

42.6.	Distributions in cash that have not been collected within five years and two days after they have become due and payable shall revert to the company.

42.7.	In case of a distribution in the form of shares in the share capital of the company pursuant to article 40, paragraph 8, such shares shall be recorded in the share register.

42.8.
The provisions of paragraph 5 shall apply equally in respect of distributions - including pre-emptive subscription rights in the event of a share issue - made otherwise than pursuant to article 40 or article 41, provided that in addition thereto in the "Staatscourant" (Dutch Official Gazette) shall be announced the issue of shares with a pre-emptive subscription right and the period within which such right can be exercised.

Such pre-emptive subscription right can be exercised during at least two weeks after the day of notice in the "Staatscourant" (Dutch Official Gazette).
Special resolutions of the general meeting.
Article 43.

43.1.
Resolutions of the general meeting in a meeting that has not been convened by the managing board and/or the supervisory board or resolutions regarding subjects included on the agenda for the meeting at the request of shareholders pursuant to article 31, paragraph 2 shall only be valid if adopted with a majority of two thirds (2/3) of the votes cast representing more than half of the issued share capital, unless these articles require a greater majority or quorum, in which case the greater majority or quorum shall apply, and provided , however, that as set forth in paragraph 2 of this article certain resolutions shall only be valid if proposed by the supervisory board. A second general meeting as referred to in Article 2:120, paragraph 3, Civil Code may not be convened.

43.2.	A resolution of the general meeting to:
a.    amend the articles of association;
b.    dissolve the company;
c.    issue shares or to grant rights to subscribe for shares;
d.    limit or exclude any pre-emptive rights to which shareholders shall be entitled, shall only be valid if such resolution has been proposed to the general meeting by the supervisory board.

43.3.	A resolution of the general meeting to:
a.    a legal merger ("juridische fusie"), or
b.    approve or authorize the managing board to sell all or substantially all of the assets of the company, shall only be valid if such resolution:
(i)    either has been proposed to the general meeting by the supervisory board and is adopted by a simple majority of the votes cast; or
(ii)    such resolution is adopted by a majority representing at least two thirds (2/3) of the issued share capital.
A second general meeting as referred to in Article 2:120, paragraph 3 Civil Code may not be convened.

43.4.	A resolution of the general meeting to amend the articles of association shall further only be valid if:
(i)    the complete proposal has been made available for inspection by the shareholders and the other persons entitled to attend the general meeting of shareholders, at the office of the company as from the day of notice convening such meeting until the close of that meeting; and
(ii)    a resolution to amend the articles of association by which the rights conferred on holders of shares of a specific class as such are changed has been approved by the relevant class meeting.
Dissolution. Liquidation.
Article 44.

44.1.	If the company is dissolved, the liquidation shall be carried out by the person designated for that purpose by the general meeting of shareholders, under the supervision of the supervisory board.

44.2.
The general meeting of shareholders shall upon the proposal of the supervisory board determine the remuneration payable to the liquidators and to the person responsible for supervising the liquidation.

44.3.
The liquidation shall take place with due observance of the provisions of the law. During the liquidation period these articles of association shall, to the extent possible, remain in full force and effect.

44.4.	After settling the liquidation, the liquidators shall render account in accordance with the provisions of the law.

44.5.	After the company has ceased to exist, the books and records of the company shall remain in the custody of the person designated for that purpose by the liquidators during a seven-year period.
Distribution to shareholders upon dissolution.
Article 45.
After payment of all liabilities and the cost of liquidation, the balance of the assets of the Company shall be divided as follows:

a.
in the first place, if possible, the holders of preference shares shall be paid the nominal amount paid on their preference shares, increased by the shortfall in the payment under article 40 and increased by an amount equal to the percentage on the nominal amount meant in article 40, calculated for the period, commencing on the first day of the last completely expired financial year preceding the dissolution and ending on the day of the distribution on preference shares meant in this article, with the proviso that all dividends which haven been paid on the preference shares for this period shall be deducted from the distribution pursuant to this section;

b.
subsequently the holders of financing preference shares shall be paid the nominal amount paid on their financing preference shares, as well as the premium reserve paid on their shares upon issue of the same, increased by the shortfall in the payment under article 40 and increased by an amount equal to the percentage on the nominal amount meant in paragraph 4.a. of article 40 (as possibly adjusted on the basis of the provision of that article paragraph 4.c.) on the nominal amount after such amount has been increased by the premium reserve paid on their shares upon issue of the same, calculated for the period, commencing on the first day of the last completely expired financial year preceding the dissolution and ending on the day of the distribution on financing preference shares meant in this article, with the proviso that all dividends which haven been paid on the preference shares for this period shall be deducted from the distribution pursuant to this section;

c.	the balance then remaining shall be distributed among the holders of ordinary shares in proportion to the number of ordinary shares held by each of them.
Unclaimed distributions upon dissolution.
Article 46.
Any amounts payable to shareholders or due to creditors which are not claimed within six (6) months after the last distribution was made payable, shall be deposited with the "consignatiekas" (Public Administrator of Unclaimed Debts).